                                   EXHIBIT 24


                         INDEPENDENT AUDITORS' CONSENT



To the Board of Directors
Ecogen Inc.:


         We consent to the incorporation by reference in the registration statement (No. 33-23767) on Form S-8/S-3, registration statements (No. 33-39687, No. 33-50478 and No. 33-70538) on Form S-8, and registration statements (No. 33-87510, No. 33-45975, No. 33-48020 and No. 33-71854) on Form S-3, of Ecogen
Inc. of our report dated December 14, 1996, relating to the consolidated balance sheets of Ecogen Inc. and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years ended October 31, 1996 and 1995 and the ten months ended October 31, 1994, which report appears in the October 31, 1996 annual report on Form 10-K of Ecogen Inc.


                                               KPMG Peat Marwick LLP


Short Hills, New Jersey
January 20, 1997